Exhibit 99.1

TERMINATION OF REPLACEMENT CAPITAL COVENANTS, dated as of April 11, 2012 (this “Termination”), by Prudential Financial, Inc., a New Jersey corporation (together with its successors and assigns, the “Company”).

WHEREAS, the Company made a Replacement Capital Covenant on June 17, 2008, and a Replacement Capital Covenant on June 30, 2008 (each, a “Covenant,” and collectively the “Covenants”), in favor of the Holders of its Covered Debt (as such terms are defined in each Covenant);

WHEREAS, the currently effective series of Covered Debt with respect to each Covenant is the Company’s 6.625% Medium-Term Notes, Series D, due 2037 (the “Notes”);

WHEREAS, pursuant to Section 4(a) of each Covenant, each Covenant shall terminate on the date on which the Holders of a majority in principal amount of the then-effective series of Covered Debt consent or agree in writing to the termination of the Covenant and the obligations of the Company thereunder;

WHEREAS, the Company established a record date pursuant to Section 4(c) of each Covenant of 5:00 p.m., New York City time, on April 2, 2012 (the “Record Date”) for purposes of establishing the Holders whose consent is required to terminate its obligations under each Covenant; and

WHEREAS, the Holders of a majority in principal amount of the Notes as of the Record Date have validly delivered, and did not validly revoke, their consent to the termination of the Covenants.

NOW, THEREFORE, in accordance with Section 4(a) of each Covenant, the Company hereby terminates the Covenants and the obligations of the Company under each Covenant are and shall be of no further force or effect.

IN WITNESS WHEREOF, the Company has caused this Termination to be executed by its duly authorized officer, as of the day and year first above written.

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Jurgen Muhlhauser
Name:	Jurgen Muhlhauser
Title:	Vice President and Assistant Treasurer